Exhibit 10.2

CPG Finance, Inc.

3070 Southport Road

Spartanburg, SC 29302

February 13, 2013

Jack Knott

73 Brinker Road

Barrington, IL 60010

Re:         Amendment to Option Grant Agreement

Dear Jack:

As you know, on December 12, 2005, you were granted nonqualified options to purchase 30,000 shares, of non-voting common stock of CPG Finance, Inc. (the “Company”) at $72.00 per share, as amended by a letter agreement on April 13, 2007 and a second letter agreement on August 10, 2011 (such grant, the “Option Grant” and such agreement, the “Option Grant Agreement”). The shares underlying the Option Grant vested 20% on each July 14th following the date of grant and, therefore, as of the date hereof, all shares have vested under the Option Grant. By the terms of the Option Grant Agreement, your Option Grant would expire upon a voluntary termination of employment with Sun Capital Advisors, Inc.

This letter evidences an amendment to the Option Grant Agreement as follows. In consideration for your acceptance of employment with the Company, the Option Grant Agreement is hereby amended to provide that the Option Grant can be exercised only on the earliest of the following dates:

a.	July 14, 2015;

b.	the date of the consummation of a Change in Control (as such term is defined in the Option Grant Agreement); or

c.	the date on which your employment with the Company terminates; provided that if such termination of employment is not voluntary or due to death or Disability (as defined in the Company’s 2005 Stock Option Plan), then any portion of the Option Grant may also be exercised on any date within 30 days following the date on which your employment with the Company terminates.

Except for the above items, the terms of the Option Grant Agreement remain unchanged (including without limitation the exercise price and expiration dates) and remain subject in all respects to the terms and provisions of the Company’s 2005 Stock Option Plan. Please acknowledge your receipt and acceptance of the terms of this amendment to the Option Grant Agreement by signing below and returning a copy to the undersigned.

Sincerely,

CPG FINANCE, INC.		Acknowledged and accepted as of this 13th day of February, 2013:

By:	/s/ Duane Owens	/s/ Jack Knott
Name: Duane Owens		Jack Knott
Title: Chief Financial Officer